UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2007

DOTRONIX, INC.

(Exact name of registrant as specified in its charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-9996	41-1387074
(Commission File Number)	(IRS Employer Identification No.)

1326 Schofield Avenue

Schofield, WI 54476

(Address of Principal Executive Offices) (Zip Code)

(715-359-6373)

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On February 23, 2007 the Company completed its first transaction to engage in the rapidly growing industry of generating electricity from wind power. This key transaction involved our purchase of a $100,000 equity interest in Averill Wind LLC, a Minnesota limited liability company(“Averill”). Averill is a l0 megawatt (10,000 kilowatts) wind farm located in Minnesota 10 miles northeast of Fargo/Moorhead, and consisting of 11 large state-of-the-art wind turbines. The Averill site is located at a particularly favorable region of the country for wind power development. This wind farm is now under construction, and is scheduled to be completed and generating electric power later in 2007. The developer of Averill is a leading national wind power developer whose principals collectively have over 35 years fulltime experience in developing, operating and owning wind farms and other alternative energy sources.

Based on income projections relating to this Averill wind farm, we believe our initial material wind asset acquisition will provide us with a good and predictable cash flow return on our investment. In the future, we intend to continue acquiring additional wind farm assets, either through purchase or direct development. Improved wind turbine technology along with increasing worldwide energy demands offers us this outstanding opportunity to participate both responsibly and profitably in this fast growing “green energy” sector. Averill provides the first step in our corporate objective to build a substantial and profitable portfolio of wind energy assets.

We also are pleased to announce that we have reserved the name “Wind Energy America Inc.” with the Secretary of State of Minnesota for our proposed future corporate name. Our Board of Directors has approved this name to be submitted to a vote of our shareholders at a shareholder meeting to held on March 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dotronix, Inc.
February 28, 2007	By:	/s/ Russell W. Mitchell
Russell W. Mitchell Chief Executive Officer